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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


We consent to the use of our report dated February 15, 1996, relating to the balance sheets of Universal Document Management Systems, Inc. as of December 31, 1993 and 1994 and December 13, 1995, and the related statements of operations, stockholder's deficit, and cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to December 13, 1995, included herein and to the reference to our firm under the heading "Experts" in the Prospectus.



                                   /s/ CLARK, SCHAEFER, HACKETT & CO.


Cincinnati, Ohio
October 7, 1997